EXHIBIT 99.1

News Release	FOR IMMEDIATE RELEASE

Equifax CFO Lee Adrean Announces Retirement; Company Appoints John Gamble as Chief Financial Officer.

ATLANTA, May 12, 2014 – Equifax Inc. (NYSE: EFX) today appointed John W. Gamble Jr., age 51, as its Corporate Vice President and Chief Financial Officer, replacing Lee Adrean, age 62, who has announced his retirement after eight years of distinguished service. Gamble will join the company on May 21 in his new position and will work with Adrean to ensure a smooth transition.

“Lee has been a great business partner, CFO and friend to me and the company over the past eight years as we built a global platform for sustained growth. I wish him and his family all the best as he moves into retirement,” said Richard F. Smith, Chairman and Chief Executive Officer. “Lee played an instrumental role in helping us successfully navigate the challenging recession, building a world-class finance team and delivering strong financial and operational management. His work ethic, integrity and leadership have been key components of Equifax’s growth and success, and he retires with the company in outstanding financial shape. Lee has earned the trust and deep respect of the entire Equifax team and our investors, and I want to warmly thank him for his many contributions.”

“Serving as part of the team at Equifax over the last eight years has been extraordinarily rewarding both professionally and personally,” said Adrean. “I am proud of the innovation, execution, and sustained growth which we have delivered, as well as the depth of talent which our team has built.”

Smith continued, “As a result of careful planning, we will seamlessly transition financial leadership responsibilities to our new CFO. John is a seasoned executive whose financial track record with Fortune 500 companies is the ideal fit for Equifax. He brings over 20 years of business experience including 18 years as a Chief Financial Officer and I am pleased to welcome him to Equifax. John has extensive financial experience, a solid track record of success in finance leadership roles and will be a strong addition to the Equifax leadership team.”

Most recently and since September 2005, Gamble served as Executive Vice President and Chief Financial Officer of Lexmark International, Inc., a global provider of document solutions, enterprise content management software and services, printers, and multifunction printers. From 2001 until September 2005, he served with Agere Systems, Inc., a provider of communications semiconductors and software, in positions including Executive Vice President and Chief Financial Officer, Senior Vice President and Business Controller, and Senior Vice President and Treasurer. Prior to Agere, he held finance leadership positions at Allied Signal, Inc., which he joined in 1996, serving as Assistant Treasurer and Vice President-Business Planning and Analysis. Between 1996 and 2001, Gamble served in a number of finance positions at Honeywell International (formerly Allied Signal) including Vice President and Chief Financial Officer of Honeywell Industrial Controls, Vice President of Business Planning and Analysis and Assistant Treasurer. Gamble held a number of positions with General Motors from 1986 to 1996, including Treasurer of General Motors of Canada and a Director of International Acquisitions and divestitures. He began his career in 1984 as an electrical engineer with Bethlehem Steel Corporation.

Gamble holds a Masters in Business Administration from Columbia University, and a Bachelor of Science in Electrical Engineering from Cornell University. He and his wife Linda will be relocating to Atlanta from Lexington, KY.

About Equifax Inc.

Equifax is a global leader in consumer, commercial and workforce information solutions that provide businesses of all sizes and consumers with insight and information they can trust. Equifax organizes and assimilates data on more than 500 million consumers and 81 million businesses worldwide, and uses advanced analytics and proprietary technology to create and deliver customized insights that enrich both the performance of businesses and the lives of consumers.

Headquartered in Atlanta, Equifax operates or has investments in 18 countries and is a member of Standard & Poor’s (S&P) 500® Index. Its common stock is traded on the New York Stock Exchange (NYSE) under the symbol EFX. For more information, please visit: www.equifax.com.

Forward-Looking Statements

Forward-looking statements contained in this press release that relate to Equifax's business strategy, future results and performance are subject to risk and uncertainties and reflect management's current views and assumptions formed by available information. For further discussion of these and other risks and uncertainties, see Equifax’s 2013 Form 10-K and other filings it makes with the United States Securities and Exchange Commission from time to time. Any forward-looking statements made by or on behalf of Equifax speak only as of the date they were made. Equifax undertakes no duty to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.